UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2010

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2010, the registrant entered into an employment agreement with Mr. Xiaochuan Wang, Sohu’s Chief Technology Officer. Under the terms of Mr. Wang’s employment agreement, he will be entitled to receive (i) an annual base salary of $180,000 and (ii) an annual housing allowances of $30,000 and will be eligible for an annual discretionary cash bonus equal to up to 50% of his annual base salary. Mr. Wang will also be eligible to participate in Sohu’s share incentive plans and will receive health, life and disability insurance. If Mr. Wang terminates his employment with Sohu for good reason or if his employment is terminated by Sohu without cause, he will be entitled to receive severance benefits, including (i) his monthly base salary for the lesser of six months following termination and the remainder of the term of the employment agreement, (ii) health care coverage for up to six months following termination, and (iii) payment of an annual bonus for the remainder of the year in which termination occurs to the extent that the bonus would have been earned had employment continued through the end of the year. Unless sooner terminated by either the employee or Sohu, Mr. Wang’s employment agreement will expire on November 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: April 2, 2010	SOHU.COM INC.

	By:	/S/ CAROL YU
Carol Yu
Co-President and Chief Financial Officer

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